EXHIBIT 99.2
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                   [Letterhead of Haas Wheat & Partners, L.P.]



October 2, 2004

Neil P. DeFeo
21 Woody Lane
Westport, Connecticut  06880

Re:      SHAREHOLDER APPROVAL OF COMPENSATORY PLANS

Dear Neil:

                  Reference is made to that certain employment agreement (the "Employment Agreement"), effective October 2, 2004, by and between yourself and Playtex Products, Inc. (the "Company"), which is being entered into coincident with the execution and delivery of this letter agreement. Pursuant to the Employment Agreement, we understand that the Company will be seeking shareholder approval of each of the Bonus Plan and the Stock Plan (as each such term is defined in the Employment Agreement) at the next shareholders' meeting after the Stock Plan and the Bonus Plan have been approved by the board of directors of the Company. Haas Wheat & Partners, L.P. ("Haas Wheat") agrees, for your benefit, to vote all of the shares of common stock of the Company that are beneficially owned by Haas Wheat in favor of each such shareholder approval.

                  We acknowledge that our undertakings given above are a material inducement to your agreeing to enter into the Employment Agreement.

                  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state without regard to conflict of laws principles. This letter agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. This letter agreement contains the entire agreement among the parties hereto concerning the matters set forth herein, and no amendments of or modifications to this letter or waiver of the terms and conditions hereof will be binding upon the parties hereto except by written instrument executed by all parties. This letter agreement shall be binding upon the parties hereto and their legal representatives, successors and assigns.


                                  HAAS WHEAT & PARTNERS, L.P.

                                  By:  Haas Wheat & Partners Incorporated
                                       its General Partner


                                  By:  /s/ Douglas D. Wheat
                                       -----------------------------------
                                       Name:  Douglas D. Wheat
                                       Title: President


Accepted and Agreed:


By:    /s/ Neil P. Defeo
       ------------------------
       Name: Neil P. DeFeo


Date:  October 2, 2004